EXHIBIT 99.1

Contact:	The Aaron's Company, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

The Aaron's Company Reports First Quarter Revenues and Earnings
Raises Outlook for 2021

Financial Highlights
•First Quarter Revenues of $481.1 Million, Up 11.1%
•Diluted EPS of $1.04, Up From ($9.57); Non-GAAP Diluted EPS $1.24, Up 313.3%
•Net Income of $36.3 Million, Up From ($323.8) Million
•Adjusted EBITDA of $73.9 Million, Up 112.9%
•Same Store Revenues Up 14.8%; E-commerce Lease Revenues Up 42.0%
Refer to the "Basis of Presentation" section below for information regarding the consolidated and combined financial results for the periods discussed in this release.

ATLANTA, April 27, 2021 - The Aaron’s Company, Inc. (NYSE: AAN), a leading technology-enabled omnichannel provider of lease-to-own and purchase solutions, today announced financial results for the first quarter ended March 31, 2021.
"We are very pleased to announce a strong start to 2021," said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company. "Customer deliveries and payment activity in the quarter were robust, and the size of our lease portfolio continues to grow compared to the prior year period. Our operations teams are energized and are executing at a high level, and our key strategic priorities continue gaining momentum. We are making investments in industry-leading technology, analytics-driven marketing programs, and our rapidly growing e-commerce channel. As a result of these investments, we believe Aaron’s is well-positioned to continue delivering long-term earnings growth and strong free cash flow."

Results of Operations - First Quarter 2021
For the first quarter of 2021, consolidated revenues were $481.1 million compared with $432.8 million for the first quarter of 2020, an increase of 11.1%. The increase in consolidated revenues was primarily due to the improving quality and size of our lease portfolio and strong customer payment activity during the quarter, partially offset by the planned net reduction of 78 company-operated stores compared to the prior year period. E-commerce revenues were up 42% compared to the prior year quarter and represented 14.2% of overall lease revenues compared to 11.3% in the prior year quarter.
On a same store revenue basis, revenues increased 14.8% in the first quarter compared to the prior year quarter, the first double-digit same store revenue growth since 2009, and the fourth consecutive positive quarter in a row. Same store revenue growth was primarily driven by a larger same store lease portfolio size and strong customer payment activity, including retail sales and early purchase option exercises, which we believe are partially as a result of the government stimulus programs.
Net earnings for the first quarter of 2021 were $36.3 million compared to net losses of $323.8 million in the prior year period. Net earnings in the first quarter of 2021 included $3.4 million in pre-tax restructuring charges and $4.4 million in pre-tax spin-related separation charges. Net losses in the first quarter of 2020 included a $446.9 million goodwill impairment charge, $22.3 million in pre-tax restructuring charges, and $14.7 million in early termination charges incurred to terminate a sales and marketing agreement, partially offset by a $34.2 million net income tax benefit resulting from the revaluation of a net operating loss carryback.
Adjusted EBITDA for the Company was $73.9 million for the first quarter of 2021, compared with $34.7 million for the same period in 2020, an increase of $39.2 million, or 112.9%. As a percentage of revenues, Adjusted EBITDA was 15.4% in the first quarter of 2021 compared with 8.0% for the same period in 2020, an improvement of 740 basis points. The improvement in adjusted EBITDA margin was primarily due to the items described above related to the revenue increase, a reduction in lease merchandise write-offs, and the impact of the COVID-related reserves recorded in 2020 that did not repeat in 2021, partially offset by higher personnel costs related to variable performance compensation.

Diluted earnings per share for the first quarter of 2021 were $1.04 compared with diluted losses per share of $9.57 in the year ago same period. On a non-GAAP basis, diluted earnings per share were $1.24 in the first quarter of 2021 compared with non-GAAP diluted earnings per share of $0.30 for the same quarter in 2020, an increase of $0.94 or 313.3%.
During the quarter, the Company repurchased 252,200 shares of Aaron's common stock for a total purchase price, including brokerage commissions, of approximately $6.3 million. Also during the quarter, the Company's board of directors declared a quarterly cash dividend of $0.10 per share which was paid on April 6, 2021.
As of March 31, 2021, the company had a cash balance of $61.1 million, less than $0.5 million of debt, and total available liquidity of $295.5 million.
Franchise Performance
Franchisee revenues totaled $88.9 million for the first quarter of 2021, a decrease of 13.4% from the first quarter of 2020 primarily due to a reduction in franchise locations. Same-store revenues for franchised stores increased 13.1% for the first quarter of 2021 compared with the same quarter in 2020. Revenues and customers of franchisees are not revenues and customers of the Company.

2021 Outlook
Based on the recent passage of the American Rescue Plan Act and our performance in the first quarter of 2021, the Company has revised its full year 2021 outlook. For the full year 2021, we expect consolidated revenues between $1.725 billion and $1.775 billion, representing an increase in our outlook of $75 million. We also expect adjusted EBITDA of between $190 million and $205 million, representing an increase in our outlook of $35 million. First half 2021 revenues and adjusted EBITDA are expected to be higher than the second half of 2021 primarily due to the uncertainty related to future consumer payment and spending patterns in the latter part of the year.
For the full year 2021 updated outlook, we have assumed an effective tax rate for 2021 of approximately 25%, depreciation and amortization of between $70 million and $75 million, and a diluted weighted average share count of approximately 35 million shares. This outlook assumes no significant deterioration in the current retail environment or in the state of the U.S. economy as compared to its current condition, a gradual improvement in global supply chain conditions, and no impact of the child tax credit program expected to begin in July 2021.

	Current Outlook[1]		Original Outlook
(In thousands, except per share amounts)	Low	High	Low	High
Total Revenues	$1,725,000	$1,775,000	$1,650,000	$1,700,000
Adjusted EBITDA	190,000	205,000	155,000	170,000
Capital Expenditures	80,000	90,000	80,000	90,000
Free Cash Flow	90,000	100,000	80,000	90,000
Annual Same Store Revenues	4.0%	6.0%	0.0%	2.0%
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.

Basis of Presentation
The financial statements and related results discussed herein for periods prior to and through the date of the separation and distribution, November 30, 2020, were prepared on a combined standalone basis and were derived from the consolidated financial statements and accounting records of PROG Holdings, Inc. The financial statements for the periods subsequent to December 1, 2020 and through March 31, 2021 are consolidated financial statements of the Company and its subsidiaries, each of which is wholly-owned, and is based on the financial position and results of operations of the Company as a standalone company.
The combined financial statements prepared through November 30, 2020 include all revenues and costs directly attributable to the Company and an allocation of expenses from PROG Holdings, Inc. related to certain corporate functions and actions. These costs include executive management, finance, treasury, tax, audit, legal, information technology, human resources and risk management functions and the related benefit cost associated with such functions, including stock-based compensation. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, headcount or other relevant measures.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on April 27, 2021, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About The Aaron's Company Inc.
    Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled omnichannel provider of lease-to-own and purchase solutions. The Aaron’s Company engages in the sales and lease ownership and specialty retailing of furniture, appliances, consumer electronics and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com and Aarons.com.
Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, and whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, including the impact of the pandemic and such measures on: (a) demand for the lease-to-own products offered by us, (b) our customers, including their ability and willingness to satisfy their obligations under their lease agreements, (c) our suppliers’ ability to provide us with the merchandise we need to obtain from them, (d) our employees and labor needs, including our ability to adequately staff our operations, (e) our financial and operational performance, and (f) our liquidity; (ii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iii) the failure of that separation to qualify for the expected tax treatment; (iv) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business; (v) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud and information security; (vi) the risks associated with our strategy and strategic priorities not being successful, including our e-

commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (vii) risks associated with the challenges faced by our business, including the commoditization of consumer electronics and our high fixed-cost operating model; (viii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (ix) financial challenges faced by our franchisees, which we believe may be exacerbated by the COVID-19 pandemic and related governmental or regulatory measures to combat the pandemic; (x) increases in lease merchandise write-offs, especially in light of the COVID-19 pandemic and its adverse economic impacts, as well as the potential limited duration and impact of stimulus and other government payments made by Federal and State governments to counteract the economic impact of the pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2021 financial performance outlook; and (iv) the impact on our 2021 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON'S COMPANY, INC.
Condensed Consolidated and Combined Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2021	2020
REVENUES:
Lease and Retail Revenues	$444,087	$398,910
Non-Retail Sales	29,949	26,846
Franchise Royalties and Fees	7,018	7,075
	481,054	432,831
COST OF REVENUES:
Cost of Lease and Retail Revenues	151,495	142,003
Non-Retail Cost of Sales	26,491	23,581
	177,986	165,584
GROSS PROFIT	303,068	267,247
OPERATING EXPENSES:
Personnel Expenses	124,863	115,746
Other Operating Expenses, Net	108,366	123,065
Provision for Lease Merchandise Write-Offs	13,417	23,960
Restructuring Expenses, Net	3,441	22,286
Impairment of Goodwill	—	446,893
Separation Costs	4,390	—
	254,477	731,950
OPERATING PROFIT (LOSS)	48,591	(464,703)
Interest Expense	(344)	(3,799)
Other Non-Operating Income (Expense), Net	402	(1,759)
EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	48,649	(470,261)
INCOME TAX EXPENSE (BENEFIT)	12,326	(146,487)
NET EARNINGS (LOSS)	$36,323	$(323,774)

EARNINGS (LOSS) PER SHARE	$1.06	$(9.57)
EARNINGS (LOSS) PER SHARE ASSUMING DILUTION	$1.04	$(9.57)
WEIGHTED AVERAGE SHARES OUTSTANDING	34,262	33,842
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	34,919	33,842

THE AARON'S COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	March 31, 2021	December 31, 2020
ASSETS:
Cash and Cash Equivalents	$61,064	$76,123
Accounts Receivable (net of allowances of $3,920 in 2021 and $7,613 in 2020)	27,898	33,990
Lease Merchandise (net of accumulated depreciation and allowances of $441,017 in 2021 and $458,405 in 2020)	705,536	697,235
Property, Plant and Equipment, Net	209,357	200,370
Operating Lease Right-of-Use Assets	228,584	238,085
Goodwill	8,468	7,569
Other Intangibles, Net	7,480	9,097
Income Tax Receivable	823	1,093
Prepaid Expenses and Other Assets	86,400	89,895
Total Assets	$1,335,610	$1,353,457
LIABILITIES & SHAREHOLDERS' EQUITY:
Accounts Payable and Accrued Expenses	$209,138	$230,848
Deferred Income Taxes Payable	71,342	62,601
Customer Deposits and Advance Payments	58,819	68,894
Operating Lease Liabilities	256,585	278,958
Debt	338	831
Total Liabilities	596,222	642,132

Shareholders' Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at March 31, 2021 and December 31, 2020; Shares Issued: 35,430,776 at March 31, 2021 and 35,099,571 at December 31, 2020	17,715	17,550
Additional Paid-in Capital	712,597	708,668
Retained Earnings	34,732	1,881
Accumulated Other Comprehensive Loss	(670)	(797)
	764,374	727,302
Less: Treasury Shares at Cost
1,260,778 Shares at March 31, 2021 and 894,660 at December 31, 2020	(24,986)	(15,977)
Total Liabilities & Shareholders’ Equity	$1,335,610	$1,353,457

THE AARON'S COMPANY, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)	Three Months Ended March 31,
(In Thousands)	2021	2020
OPERATING ACTIVITIES:
Net (Loss) Earnings	$36,323	$(323,774)
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	139,212	133,489
Other Depreciation and Amortization	17,067	17,332
Accounts Receivable Provision	3,763	8,807
Stock-Based Compensation	3,593	2,207
Deferred Income Taxes	8,741	(76,542)
Impairment of Assets	2,272	466,030
Non-Cash Lease Expense	23,030	25,772
Other Changes, Net	(831)	1,818
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(197,922)	(111,260)
Book Value of Lease Merchandise Sold or Disposed	50,444	55,784
Accounts Receivable	2,265	1,542
Prepaid Expenses and Other Assets	1,440	9,917
Income Tax Receivable	270	(85,891)
Operating Lease Right-of-Use Assets and Liabilities	(37,776)	(24,422)
Accounts Payable and Accrued Expenses	(21,563)	(39,341)
Customer Deposits and Advance Payments	(10,129)	(4,683)
Cash Provided by Operating Activities	20,199	56,785
INVESTING ACTIVITIES:
Proceeds from Investments	1,974	—
Purchases of Property, Plant & Equipment	(27,032)	(21,732)
Proceeds from Dispositions of Property, Plant, and Equipment	2,695	903
Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(1,062)	(855)
Cash Used in Investing Activities	(23,425)	(21,684)
FINANCING ACTIVITIES:
Borrowings on Revolving Facility, Net	—	300,000
Proceeds from Debt	—	5,625
Repayments on Debt	(492)	(392)
Dividends Paid	(3,430)	—
Acquisition of Treasury Stock	(5,727)	—
Issuance of Stock Under Stock Option Plans	543	—
Shares Withheld for Tax Payments	(2,729)	—
Net Transfers From Former Parent	—	90,502
Debt Issuance Costs	—	(1,020)
Cash (Used in) Provided by Financing Activities	(11,835)	394,715
Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	(117)
Increase (Decrease) in Cash and Cash Equivalents	(15,059)	429,699
Cash and Cash Equivalents at Beginning of Year	76,123	48,773
Cash and Cash Equivalents at End of Year	$61,064	$478,472

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2021 exclude certain charges including amortization expense resulting from franchisee acquisitions, restructuring charges, and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude certain charges including amortization expense resulting from franchisee acquisitions, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, restructuring charges, and an income tax benefit resulting from the revaluation of a net operating loss carryback. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Net Earnings (Loss) and Earnings Per Share Assuming Dilution to non-GAAP Net Earnings (Loss) and Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Free Cash Flow figures presented in this press release are calculated as the Company's cash flows provided by operating activities less capital expenditures. Management believes that Free Cash Flow is an important measure of liquidity provides relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company's GAAP revenues and earnings before income taxes and GAAP cash from operating activities, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended
	March 31,
	2021	2020
Earnings (Loss) Before Income Taxes	$48,649	$(470,261)
Add: Franchisee-Related Intangible Amortization Expense	1,507	1,580
Add: Restructuring Expenses, net	3,441	22,286
Add: Sales and Marketing Early Contract Termination Fees	—	14,663
Add: Separation Costs	4,390	—
Add: Impairment of Goodwill	—	446,893
Non-GAAP Earnings Before Income Taxes	57,987	15,161

Income taxes, calculated using a non-GAAP Effective Tax Rate	14,692	4,950
Non-GAAP Net Earnings	$43,295	$10,211

NOL Carryback Revaluation(1)	—	(34,191)

Earnings (Loss) Per Share Assuming Dilution	$1.04	$(9.57)
Add: Franchisee-Related Intangible Amortization Expense	0.04	0.05
Add: Restructuring Expenses, net	0.10	0.66
Add: Sales and Marketing Early Contract Termination Fees	—	0.43
Add: Separation Costs	0.13	—
Add: Impairment of Goodwill	—	13.21
Less: NOL Carryback Revaluation(1)	—	(1.01)
Tax Effect of Non-GAAP adjustments	$(0.07)	$(3.46)
Non-GAAP Earnings Per Share Assuming Dilution(2)	$1.24	$0.30

Weighted Average Shares Outstanding Assuming Dilution	34,919	33,842
(1)This Non-GAAP adjustment directly impacted income tax benefit during the three months ended March 31, 2020. While the inclusion of this adjustment is not necessary to reconcile from Non-GAAP earnings before income taxes to Non-GAAP net earnings in the above table, it is necessary to reconcile from losses per share assuming dilution (based on GAAP net earnings) to Non-GAAP earnings per share assuming dilution for the three months ended March 31, 2020.
(2)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

The Aaron's Company, Inc.
Non-GAAP Financial Information
Quarterly EBITDA
(In thousands)

	(Unaudited)
	Three Months Ended
	March 31, 2021	March 31, 2020
Net Earnings (Loss)	$36,323	$(323,774)
Income Taxes	12,326	(146,487)
Earnings (Loss) Before Income Taxes	$48,649	$(470,261)
Interest Expense	344	3,799
Depreciation	15,383	15,490
Amortization	1,684	1,842
EBITDA	$66,060	$(449,130)
Sales and Marketing Early Contract Termination Fees	—	14,663
Separation Costs	4,390	—
Restructuring Expenses, net	3,441	22,286
Impairment of Goodwill	—	446,893
Adjusted EBITDA	$73,891	$34,712

Reconciliation of 2021 Current Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$82,500 - $90,000
Income Taxes	27,500 - 30,000
Projected Earnings Before Income Taxes	110,000 - 120,000
Interest Expense	1,000
Depreciation and Amortization	70,000 - 75,000
Projected EBITDA	$181,000 - $196,000
Projected Other Adjustments, Net[1]	9,000
Projected Adjusted EBITDA	$190,000 - $205,000
1 Projected Other Adjustments include non-GAAP charges related to restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company.

Reconciliation of 2021 Current Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Cash Provided by Operating Activities	$170,000 - $190,000
Capital Expenditures	80,000 - 90,000
Free Cash Flow	$90,000 - $100,000

Reconciliation of 2021 Original Outlook for EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$61,000 - $68,000
Income Taxes	20,000 - 23,000
Projected Earnings Before Income Taxes	81,000 - 91,000
Interest Expense	1,000
Separation Costs	3,000
Depreciation and Amortization	70,000 - 75,000
Projected Adjusted EBITDA	$155,000 - $170,000

Reconciliation of 2021 Original Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Cash Provided by Operating Activities	$160,000 - $180,000
Capital Expenditures	80,000 - 90,000
Free Cash Flow	$80,000 - $90,000